                                                              EXHIBIT 10(bb)

[SELECT CAPITAL ADVISORS, INC.]


March 6, 1997


VIA FACSIMILE
TEL. (503) 650-8551

Dave Johnston
Computerized Thermal Imaging, Inc.



Dear Mr. Johnston:

Please let this letter stand as a commitment by Select Capital Advisors, Inc., a Florida corporation ("Select") to arrange for the capitalization of Computerized Thermal Imaging, Inc. (the "Corporation"). For ten dollars and other good and valuable consideration it is agreed as follows:

(1) Select shall arrange for an equity private placement for up to six million dollars (USD $6,000,000.00), within thirty (30) days after the completion of the due diligence period, through an institutional equity placement. Terms and conditions of such placement shall be subject to the approval of the Corporation. It is our intention to raise enough capital that the Corporation can logically spend during the first twelve month period of this Agreement that can not be debt financed. The exact amount shall be determined in the due diligence period described below. Select shall act as an investment banker on behalf of the Corporation, and shall not be an underwriter of the securities issued by the Corporation.

(2) Select shall arrange to structure a secured bond placement to net the Corporation a total amount of twenty-five million dollars (USD $25,000,000.00). This placement would fund within forty-five (45) days after the completion of the due diligence period described above and be the first traunche of an up to $200,000,000 proposed secured bond financing, subject to a successful placement of the first offering. The exact terms and conditions of the bond placement will be subject to your approval, but we would contemplate the form of the investment will be convertible securities.

(3) Select shall arrange a bridge loan for the Corporation for up to two million dollars (USD $2,000,000.00). The bridge loan shall be secured against the purchase orders, inventory, account receivable and equipment of the Corporation, upon terms and conditions acceptable to the Corporation. This bridge loan shall fund at the end of the due diligence period and shall be repaid from either the equity funding described in paragraph 1 above or the bond financing described in paragraph 2 above.

(4) At the request of the Corporation, Select shall arrange senior debt for the Corporation. This debt placement will be upon terms and conditions acceptable to the Corporation. Such financing shall be secured by the assets of the Corporation.

(5) At the appropriate time, Select shall arrange for the Corporation's common stock to be traded on NASDAQ. Select shall also arrange a firm underwriting commitment for a placement of equity in an amount to be determined upon terms and conditions acceptable to the Corporation.

(6) Upon listing on NASDAQ, Select shall seek to introduce you to potential market makers and financial public relations firms in order to improve the liquidity of the stock and to increase shareholders value. The exact terms and conditions of such relationship shall be subject to approval of the Corporation.

(7)  Select shall arrange for the following:

     (A) Completion of a business profile, corporate business overview and an underwriters due diligence book and underwriters proposal (the "Funding Package").
     (B) Completion of negotiations on behalf of the Corporation with the financial institutions.
     (C) Location and funding of equity and debt described in this Agreement, which shall include the negotiation of the terms of such financing and overseeing the documentation of such financing.
     (D) Coordination of all professionals in order to complete all financings contemplated by this Agreement.
     (E) Coordination of all aspects of the financing in order to assure funding within the committed time frames, and
     (F) Consultation with the officers and Board of Directors of the Corporation concerning the negotiation of all terms of the funding described herein, the restructuring of the balance sheet of the Corporation, if needed, and the proper incentive compensation programs for officers and directors of the Corporation.

(8) Select will seek strategic alliances for the Corporation in international markets as well as assisting in the financing of those markets. In the near term, Select will introduce the Corproation to the international financial markets to increase the stock's liquidity and enhance shareholder values.

(9) The Corporation and Select shall immediately begin to compile the necessary information in order to complete a Funding Package. Such information shall include but not be limited to:

     (A) An audited balance sheet and audited operating income and expense statements for the last 2 fiscal years of the Corporation or the life of the Corporation, whichever is less;
     (B)  An unaudited balance sheet dated within 30 days;
     (C) A complete history of the Corporation, including resumes of the principal officers, directors and employees of the Corporation;
     (D)  Financial projections for the next 5 fiscal years of the Corporation;
     (E) Business plan showing the desired business results over the next 5 years for the Corporation;
     (F)  Bank, business, legal and accounting references;
     (G) A lists of the Corporation's competitors and the competitive position of other companies in the Corporation's industry;
     (H)  Projected uses of the capitalization to be provided; and
     (I) Business strategies to accomplish the stated business objectives of the Corporation.

     One copy of all the above described material shall be sent to Select's office in Miami at 1221 Brickell Avenue, Suite 1010, Miami, Florida 33131 and another copy sent to its due diligence office in Dallas at 5525 North MacArthur Blvd. Suite 550, Irving, Texas 75038.

(10) It is contemplated that the Funding Package shall be completed within 45 days from this date. During such 45 day period, Select shall conduct a review (the "Review") of the operations and management of the Corporation to satisfy itself that Select can fulfill its commitments made hereunder. Select shall commit its employees to the Corporation in order to accomplish the completion of the Funding Package and the Review within this time period. Notwithstanding the foregoing, the Corporation shall have the principal responsibility for gathering the information required for the Funding Package and the Review. Should the information not be forthcoming to Select by the Corporation within a reasonable time period as established by Select, then the time period described in this letter shall be extended by the time taken by the Corporation to gather the information. The Review shall be completed and the Funding Package completed when the Corporation has executed a due diligence release letter to Select.

(11) Upon completion of the Funding Package, Select shall write and issue to the appropriate metropolitan, business, trade and financial wire services, a quarterly Press Release announcing the Corporation's recent business developments and future plans. The Corporation will have final authorization on any information released to the press, and agrees to bear the cost of the wire service fees associated with each quarterly release, not to exceed $500 per release. Copies of Press Releases and articles written shall be utilized in the Corporation's completed Funding Package.

(12) The Corporation agrees to pay to Select a non-refundable US $10,000.00 as a due diligence fee for the services provided in completing the Funding Package, which shall be payable at the time of the execution of this Agreement. There shall be no other fees due to Select prior to the closing of the financings, and Select shall bear all legal, accounting and travel expenses associated with performing its services hereunder.

(13) Upon closing of the offering described in paragraphs 1 and 2 of this Agreement, Select shall be entitled to receive a fee equal to ten percent (10%) of equity raised by the Corporation.

     Upon the funding of the equity and/or debt in a minimum amount of $6,000,000(USD), Select shall receive, options to purchase 5% of the Corporation's common stock at book value at the time Select's commitment letter is executed. The options shall be valid for five years from the date of issuance.

(14) Select shall charge a fee of five percent (5%) of any bridge financing received by the Corporation pursuant to the provisions in paragraph 3 of this letter.

(15) Select shall charge a fee of two percent (2%) of the gross proceeds received by the Corporation from the firm underwriting described in paragraph 5 of this letter. Such fees shall be paid at the time of the closing of this underwriting.

(16) Select shall also assist in the arrangement of debt as described in paragraph 4 of this Agreement. Select shall charge a 3% of all debt financing, which shall be payable at the time of debt financing is closed and funded.

(17) All fees, except the initial non-refundable due diligence fee, shall be paid to Select from the closing of the financing described herein. The Corporation hereby authorizes any funding entity, lender, underwriter and closing attorney to fund these fees directly to Select from the closing proceeds.

(18) Upon funding, the Corporation agrees that Select shall arrange to place a tombstone in the U S National edition or the Wall Street Journal indicating that funding has been successfully completed and that the transaction was arranged by Select Capital Advisors. The cost of such tombstone shall be approximately $10,000 which shall be withheld at the closing.

(19) Select agrees to indemnify and hold harmless the Corporation and its officers, directors, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities relating to or arising out of the activities of Select in connection with this Agreement, including, but not limited to, any losses, claims, damages or liabilities relating to or arising out of any misrepresentation of a material fact made by Select (including omissions to disclose facts known to Select which would have been necessary to make any disclosed facts not misleading) in any information provided to potential investors, and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any action or claim, whether or not in connection with pending or threatened litigation or administrative proceedings.

     The Corporation agrees to indemnify and hold harmless Select and its officers, directors, agents and employees to the full extent lawful, from and against any losses, claims, damages or liabilities relating to or arising out of the activities of the Corporation in connection with this Agreement, including, but not limited to, any losses, claims, damages or liabilities relating to or arising out of any misrepresentation of a material fact made by the Corporation (including omissions to disclose facts known to the Corporation which would have been necessary to make any disclosed facts not misleading) in any information provided to potential investors, and to reimburse the party entitled to be indemnified hereunder for all reasonable expenses (including counsel fees) as may be incurred by such party in connection with investigating, preparing or defending any action or claim, whether or not in connection with pending or threatened litigation or administrative proceedings.

     Neither Select nor the Corporation will be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of the other party.

(20) Each party has agreed to the following representations and warranties:

     (A) The parties hereto agree that any and all information revealed or divulged by any of the parties hereto, to any other party hereto, is privileged and confidential information which may not be used or communicated by the receiving party without the prior written consent of the communicating party.
     (B) Each and everyone of the parties agree that they will not circumvent any of the parties to this Agreement. This protection shall continue during any extensions, additions, parallel agreements, rollovers, and renewals to any transactions consummated or not consummated as a result of the efforts of any of the parties hereto: specifically, the potential funding sources introduced to the Corporation by Select are recognized as confidential property of Select. Should the Corporation consummate a transaction with these funding sources within one (1) year from the date of this letter, the Corporation agrees to compensate Select in the amount described herein. Select agrees that the Corporation be allowed to continue dealing with any funding sources that they have already developed, which were not developed by Select.
     (C) Information, not previously known by the receiving party, relating to, and the identification of, clients and/or potential client and/or names of individual lending officers of the potential financiers and/or financial institutions are to be considered stock in trade of the revealing or disclosing party. The receiving party shall notify the disclosing party of any such previously known individuals within five (5) business days of such disclosure together with evidence of such prior knowledge; and
     (D) Disclosure of any information, to include technological and intellectual property, protected hereunder, whether through negligence of inadvertent disclosure, is nevertheless a violation and shall constitute a breach of this Agreement. This shall apply whether a commitment or a transaction takes place or not.

(21) This Agreement between Select Capital Advisors, Inc. and the Corporation shall be exclusive for a period of forty-five day after the completion of due diligence. Select shall be compensated for any financing resulting from its introductions made to the Company regardless of whether or not the financing concludes within forty-five days. Furthermore, it is agreed that should the Company arrange during the period of exclusivity, through its own sources, debt or equity financing, that Select shall be compensated by one-half of the fees stated in the applicable paragraphs of this Agreement. If any portion of the funds comes in within forty-five days, the period of exclusivity isshall be automatically extended.

(22) Notwithstanding the foregoing, it is understood that Select shall function on behalf of the Corporation solely as an investment banker, business consultant and public relations company. It shall not underwrite, directly or indirectly, the securities of the Corporation.

(23) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(24) In the event of any material dispute between the parties, both parties hereby agree to submit the dispute for Binding Arbitration in the State of Florida.

If this Agreement meets with your approval, please indicate in the space provided below. This Offer is only valid for ten business days, thereafter this Agreement is null and void.

                                   Sincerely,

                                   [NOT SIGNED]
                                   Ronald G. Williams
                                   Chairman
                                   SELECT CAPITAL ADVISORS, INC.

AGREED AND ACCEPTED

This 7th day of Mar. 1997

COMPUTERIZED THERMAL IMAGING, INC.


By: /s/ David B. Johnston
   ----------------------------
    DAVE JOHNSTON